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                                                                     Exhibit 11

                          HARRAH'S ENTERTAINMENT, INC.
                       COMPUTATIONS OF PER SHARE EARNINGS

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                                              Third Quarter Ended              Nine Months Ended
                                            Sept 30,        Sept 30,       Sept 30,          Sept 30,
                                              2001            2000           2001              2000
                                         -------------   -------------   -------------    -------------

Income before extraordinary losses       $  61,817,000   $  71,980,000   $ 153,891,000    $ 149,942,000
Extraordinary gain (losses), net               106,000              --         (25,000)        (716,000)
                                         -------------   -------------   -------------    -------------

Net income                               $  61,923,000   $  71,980,000   $ 153,866,000    $ 149,226,000
                                         =============   =============   =============    =============

BASIC EARNINGS PER SHARE
Weighted average number of common
  shares outstanding                       113,241,429     115,041,882     114,610,333      118,276,132
                                         =============   =============   =============    =============

BASIC EARNINGS PER COMMON SHARE
    Income before extraordinary losses   $        0.55   $        0.63   $        1.34    $        1.27
    Extraordinary losses, net                       --              --              --            (0.01)
                                         -------------   -------------   -------------    -------------

        Net income                       $        0.55   $        0.63   $        1.34    $        1.26
                                         =============   =============   =============    =============


DILUTED EARNINGS PER SHARE
Weighted average number of common
  shares outstanding                       113,241,429     115,041,882     114,610,333      118,276,132
    Additional shares based on
      average market price for
      period applicable to:
        Restricted stock                       655,982         509,132         661,853          424,024
        Stock options                        1,182,938       1,802,627       1,517,082        1,287,920
                                         -------------   -------------   -------------    -------------

Average number of common and
  common equivalent shares
  outstanding                              115,080,349     117,353,641     116,789,268      119,988,076
                                         =============   =============   =============    =============


DILUTED EARNINGS PER COMMON AND
  COMMON EQUIVALENT SHARES
    Income before extraordinary losses   $        0.54   $        0.61   $        1.32    $        1.25
    Extraordinary losses, net                       --              --              --            (0.01)
                                         -------------   -------------   -------------    -------------

        Net income                       $        0.54   $        0.61   $        1.32    $        1.24
                                         =============   =============   =============    =============
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